Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-195328) on Form S-3 and (No. 333-188156) on Form S-8 of Enservco Corporation of our report dated March 19, 2015 with respect to the consolidated financial statements of Enservco Corporation included in this Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ EKS&H, LLLP

Denver, Colorado

March 19, 2015